February 13, 2013
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Realbiz Media Group, Inc., formerly Webdigs, Inc (copy attached), which we understand will be filed with the Securities and Exchange commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Realbiz Media Group, Inc., formerly Webdigs, Inc. dated February 13, 2013. We agree with the statements concerning our firm in such Form 8-K.

Very truly yours,

/s/ Moquist Thorvilson Kaufmann LLC (formerly Moquist Thorvilson Kaufmann & Pieper LLC)